Exhibit 10.2

THIRD AMENDMENT TO LICENSE AGREEMENT

This Third Amendment to License Agreement (the “Third Amendment”) is made as of June 10, 2014, 2014 (the “Effective Date”) between Akorn, Inc. (“Akorn”), Inspire Pharmaceuticals (“Inspire”) and InSite Vision Incorporated (“InSite”) (each a “Party,” and together the “Parties”).

WHEREAS, Inspire and InSite entered into that certain License Agreement dated February 15, 2007 (the “License Agreement”);

WHEREAS, Inspire and InSite amended the License Agreement in (a) that certain First Amendment to License Agreement dated May 19, 2009, (b) that certain First [sic] Amendment to License Agreement dated August 9, 2012 and (c) in that certain Second Amendment to License Agreement dated June 13, 2013;

WHEREAS, Akorn acquired Inspire from Merck on November 15, 2013;

WHEREAS, Azithromycin Royalty Sub LLC, (“Azithromycin”) a wholly owned special purpose subsidiary of InSite, has entered into that certain Note Purchase Agreement of May 16, 2014, wherein all obligations of Azithromycin and InSite to certain noteholders (the “Noteholders”) under an Indenture dated as of February 21, 2008 (as amended, restated, supplemented or otherwise modified, the “Indenture”), between the Azithromycin and U.S. Bank, National Association, as trustee (in such capacity, the “Trustee”) will be satisfied, settled, and paid in full; and

WHEREAS, InSite has requested Akorn to provide the Amendment Fee (defined below) to be paid to the Noteholders in satisfaction of the obligations to the Noteholders and to attain the release of all liens and security agreements granted by under the Indenture.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. In consideration for the execution of the Third Amendment, Akorn shall pay or cause Inspire to pay InSite Six Million Dollars ($6,000,000) (the “Amendment Fee”) on the Effective Date.

Section 2. Section 5.1(b) is deleted in its entirety and substituted with the following in lieu thereof.

(b) For Net Sales of Inspire Licensed Products other than AzaSite Xtra occurring after the expiration of the Initial Royalty Period: eight percent (8.0%) on such Net Sales less than Twenty Million Dollars ($20,000,000); provided that effective upon the approval by an applicable court of a settlement by Inspire with any third party that had issued a Paragraph IV challenge to a Licensed Product pursuant to 21 USC §355(j)(2)(A)(vii)(IV) or other similar process in connection with obtaining Regulatory Approval for a Generic Equivalent (a “Paragraph IV Challenge”), nine percent (9.0%) on such Net Sales less than Twenty Million Dollars ($20,000,000), the event that Inspire enters into a settlement; twelve and one-half percent (12.5%) on that portion of such Net Sales greater than or equal to Twenty Million Dollars ($20,000,000) and less than or equal to Fifty Million Dollars ($50,000,000); and, fifteen percent (15%) on that portion of such Net Sales greater than Fifty Million Dollars ($50,000,000). For Net Sales of AzaSite Xtra: twelve and one-half percent (12.5%) on Net Sales of AzaSite Xtra less than Thirty Million Dollars ($30,000,000); and, fifteen percent (15%) on that portion of Net Sales of AzaSite Xtra greater than or equal to Thirty Million Dollars ($30,000,000).

Notwithstanding anything to the contrary in Section 11.5 of the License Agreement, the May 21, 2011 letter agreement between Inspire and Insite modifying the License Agreement, or any other prior agreement, InSite hereby waives its right to consent to any settlement by Inspire in connection with a Paragraph IV Challenge to AzaSite. Insite will co-operate as necessary to effectuate any settlement, including execution of documents.

Section 3. Section 5.8(c) is amended to add the following at the end of existing Section 5.8(c).

Notwithstanding any provision to the contrary herein, provided only in the event that AzaSite Xtra has received Regulatory Approval and has been launched commercially by Inspire or its designee, where the sales of a Generic Equivalent, as to an applicable Inspire Licensed Product occur in a country during a calendar quarter, Inspire shall not be obligated to pay any royalties, including Inspire Royalties and Minimum Royalties, with respect to such Inspire Licensed Product for which sales of a Generic Equivalent occur in the applicable country.

Section 4. Section 5.8(d) is deleted in its entirety and substituted with the following in lieu thereof.

(d) Subject to the elimination of royalties in the event of Generic Competition under Section 5.8(c), but notwithstanding the provisions of Sections 5.2, 5.8(a), 5.8(b), and 10.8 permitting Inspire to reduce Inspire Royalties under certain circumstances, in no event shall Inspire Royalties payable by Inspire to InSite pursuant to this Article 5 with respect to a particular Inspire Licensed Product in a particular country of the Territory in any single calendar quarter be reduced, as a result of the application of such provisions, to an amount that is below three percent (3%) of applicable Net Sales of such Inspire Licensed Product in such country in such quarter. Subject to the foregoing, Inspire shall be permitted to apply any reduction or offset to which it is entitled under Section 5.8(a) or Section 5.8(b) in any single calendar quarter or several calendar quarters until the application of such amounts in their entirety. For the avoidance of doubt, this Section 5.8(d) shall not limit the application of any other reduction or offset to which Inspire is or may be entitled under this Agreement, and shall not preclude Inspire’s exercise of any other applicable rights or remedies from time to time.

Section 5. Section 6.1 is deleted in its entirety and substituted with the following in lieu thereof.

6.1 Registrations. Inspire shall, at Inspire’s expense, have the right to act on InSite’s behalf to secure and thereafter to maintain registrations for all of the InSite Trademarks in each jurisdiction in the Territory. InSite agrees to provide reasonable cooperation in connection with Inspire’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect InSite’s intellectual property rights in the InSite Trademarks and Domain Names. Inspire shall notify InSite in the event it for any reason elects to maintain registrations of a particular InSite Trademarks. Such notification shall specify the InSite Trademarks in question and shall be given within a reasonable period (i.e., with sufficient time for Insite to take action as may be necessary or desired) to maintain such registration. With respect to any such InSite Trademark, InSite shall then have the right to assume full responsibility, at InSite’s discretion and at InSite’s cost and expense, for maintaining such registration.

Section 6. InSite agrees that Inspire shall have the right but not the obligation to pay any maintenance, annuity or other similar fees related to the maintenance of any InSite Licensed Patent on behalf of InSite in the event that InSite fails to pay any such fee.

Section 7. During the sixty (60) day period following the Effective Date the Parties agree to enter into good-faith negotiations with respect to the terms and conditions pursuant to which (a) InSite would assist Inspire in connection with technology transfer activities related to Inspire’s obtaining the ability to manufacture AzaSite independent of its current manufacturer . Neither Party shall have any obligation with respect to the such technology transfer unless a subsequent written agreement is entered into by the applicable Parties.

Section 8. This Third Amendment amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. To the extent that the Agreement is explicitly amended by this Third Amendment, the terms of this Third Amendment will control where the terms of the Agreement are contrary to or conflict with the terms of this Third Amendment. All other terms and conditions of the Agreement not explicitly amended by this Third Amendment shall remain in full force and effect. The Agreement shall, together with this Third Amendment, be read and construed as a single instrument.

Section 9. This Third Amendment may be executed in one or more counterparts and delivered by facsimile or pdf transmission.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the Effective Date.

Inspire Pharmaceuticals		InSite Vision Incorporated

By:	/s/ Joseph Bonaccorsi	By:	/s/ Timothy M. Ruane

Name:	Joseph Bonaccorsi	Name:	Timothy M. Ruane

Title:	Secretary	Title:	Chief Executive Officer

Akorn, Inc.

By:	/s/ Sean Brynjelsen

Name:	Sean Brynjelsen

Title:	Vice President

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